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                                                                  EXHIBIT (3)(a)

                                STATE OF MICHIGAN
              MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
               CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU
                                LANSING, MICHIGAN

                       RESTATED ARTICLES OF INCORPORATION
                              (Profit Corporation)
                    Corporation Identification Number 485-283

        These Restated Articles of Incorporation of CMS Energy Corporation (the "Corporation") are executed pursuant to the provisions of Sections 641 through 651, Act 284, Public Acts of 1972, as amended, (the "Act"). An amendment to these Restated Articles of Incorporation was authorized by the Board of Directors at its meeting held on September 24, 1999 and by a Special Committee of the Board of Directors held on November 2, 1999, pursuant to the provisions of Section 642 of the Act in order to restate and integrate and do not further amend the Articles.

        The present name of the Corporation is CMS Energy Corporation. There are no former names.

        The date of filing the original Articles of Incorporation in Michigan was February 26, 1987.

                       RESTATED ARTICLES OF INCORPORATION

        The following Restated Articles of Incorporation supersede the original Articles as amended and shall be the Articles of Incorporation of CMS Energy Corporation.

                                    ARTICLE I

        The name of the corporation is CMS Energy Corporation (hereinafter called the "Corporation").

                                   ARTICLE II

        The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                   ARTICLE III

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is 320,000,000, of which 10,000,000 shares, par value $.01 per share, are of a class designated Preferred Stock ("Preferred Stock"), 250,000,000 shares, par value $.01 per share, are of a class designated Common Stock ("CMS Energy Common Stock"), and 60,000,000 shares, no par value, are of a class designated Class G Common Stock ("Class G Common Stock"). The CMS Energy Common Stock and the Class G Common Stock are hereinafter collectively referred to as the "Common Stock".

        The statement of the designations and the voting and other powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Common Stock and of the Preferred Stock is as follows:



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                                PREEMPTIVE RIGHTS

        The holders of shares of Preferred Stock or of Common Stock shall have no preemptive rights to subscribe for or purchase any additional issues of shares of the capital stock of the Corporation of any class now or hereafter authorized or any Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

                                 PREFERRED STOCK

        The shares of Preferred Stock may be issued from time to time in one or more series with such relative rights and preferences of the shares of any such series as may be determined by the Board of Directors. The Board of Directors is authorized to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

               (a) The rate of dividend, if any;

               (b) The price at and the terms and conditions upon which shares may be redeemed;

               (c) The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;

               (d) Sinking fund or redemption or purchase provisions, if any, to be provided for shares of the series;

               (e) The terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion; and

               (f) The voting rights in the event of default in the payment of dividends or under such other circumstances and upon such conditions as the Board of Directors may determine.

No holder of any shares of any series of Preferred Stock shall be entitled to vote in the election of directors or in respect of any other matter except as may be required by the Michigan Business Corporation Act, as amended, or as is permitted by the resolution or resolutions adopted by the Board of Directors authorizing the issue of such series of Preferred Stock.

                         Series Established By Articles

        There is hereby established one series of Preferred Stock designated as Series A Mandatorily Convertible Preferred Stock.

                Series A Mandatorily Convertible Preferred Stock

Section 1. Dividends.

(a) The holders of the Mandatorily Convertible Preferred Stock shall not be entitled to receive any dividends prior to, or with respect to any period ending prior to, the Rate Reset Date. The holders of the Mandatorily Convertible

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Preferred Stock, in preference to the rights of holders of any junior stock but subject to the rights of holders of any senior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available therefor, cumulative cash dividends from the Rate Reset Date at the Reset Dividend Rate, and no more, payable on the dates as set forth in this Section 3. Dividends shall accrue on any given share of Mandatorily Convertible Preferred Stock from the Rate Reset Date. Dividends shall be payable quarterly in arrears on each January 1, April 1, July 1, and October 1 commencing on the first such date following the Rate Reset Date (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day. Each such dividend shall be payable to holders of record as they appear on the books of the Corporation or any transfer agent for the Mandatorily Convertible Preferred Stock on such record dates as shall be fixed by the Board of Directors subject to applicable law (which record date shall be no more than 60 days prior to the date fixed for the payment thereof). Dividends on the Mandatorily Convertible Preferred Stock shall accrue on a daily basis commencing on and including the Rate Reset Date, and accrued dividends for each dividend period or portion thereof shall cumulate, to the extent not paid, as of the date on which they were to have been paid. A dividend period shall commence on a Dividend Payment Date or the Rate Reset Date, as the case may be, and continue to the day next preceding the next succeeding Dividend Payment Date. Accumulated unpaid dividends shall not accrue interest. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Mandatorily Convertible Preferred Stock for any period less than or more than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Dividends on the Mandatorily Convertible Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends in arrears for any past dividend periods or portions thereof may be declared and paid at any time without reference to any regular Dividend Payment Date to holders of record on such date as shall be fixed by the Board of Directors subject to applicable law. Dividends on the Mandatorily Convertible Preferred Stock shall cease to accrue on the earlier of
(i) the day immediately preceding the CMS Mandatory Conversion Date, or (ii) the day immediately prior to their earlier conversion.

(b) As long as any shares of Mandatorily Convertible Preferred Stock are outstanding, no dividends or other distributions for any dividend period (other than dividends or other distributions payable in shares of, or warrants, rights or options exercisable for or convertible into, junior stock, and cash in lieu of fractional shares of such junior stock in connection with any such dividend or distribution) will be paid on any junior stock unless: (i) full dividends, if any, on all outstanding shares of senior stock, parity stock and Mandatorily Convertible Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such junior stock dividend or distribution, to the extent such dividends on senior stock, parity stock or Mandatorily Convertible Preferred Stock are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of senior stock, parity stock and Mandatorily Convertible Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of senior stock, parity stock or Mandatorily Convertible Preferred Stock.

In addition, as long as any Mandatorily Convertible Preferred Stock is outstanding, no shares of any junior stock may be purchased, redeemed, or otherwise acquired by the Corporation or any Subsidiary (except in connection with a reclassification or exchange of any junior stock through the issuance of


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other junior stock (and cash in lieu of fractional shares of such junior stock in connection therewith) and except for the acquisition of shares of any junior stock pursuant to contractual obligations binding against the Corporation or any Subsidiary that were entered into prior to the date of the first issuance of shares of Mandatorily Convertible Preferred Stock or pursuant to contractual obligations that are entered into at a time subsequent thereto when such acquisitions of shares could be made pursuant to this Subsection 3(b)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any junior stock unless: (i) full dividends, if any, on all outstanding shares of senior stock, parity stock and Mandatorily Convertible Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or acquisition, to the extent dividends on such senior stock, parity stock or Mandatorily Convertible Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of senior stock, parity stock and Mandatorily Convertible Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of senior stock, parity stock or Mandatorily Convertible Preferred Stock. Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or junior stock) as may be determined from time to time by the Board of Directors may be declared and paid on the shares of any junior stock and from time to time junior stock may be purchased, redeemed or otherwise acquired by the Corporation or any Subsidiary. In the event of the declaration and payment of any such dividends or other distributions, the holders of such junior stock will be entitled, to the exclusion of holders of any outstanding senior stock or parity stock, to share therein according to their respective interests.

(c) As long as any Mandatorily Convertible Preferred Stock is outstanding, dividends or other distributions for any dividend period may not be paid on any outstanding shares of parity stock (other than dividends or other distributions payable in shares of, or warrants, rights or options exercisable for or convertible into, parity stock or junior stock and cash in lieu of fractional shares of such parity stock or junior stock in connection with any such dividend), unless either: (a) (i) full dividends, if any, on all outstanding shares of senior stock, parity stock and Mandatorily Convertible Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such senior stock, parity stock or Mandatorily Convertible Preferred Stock dividend or distribution, to the extent dividends on such senior stock, parity stock or Mandatorily Convertible Preferred Stock are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of senior stock, parity stock and Mandatorily Convertible Preferred Stock; and
(iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of senior stock, parity stock or Mandatorily Convertible Preferred Stock; or (b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Mandatorily Convertible Preferred Stock and each share of such parity stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of outstanding Mandatorily Convertible Preferred Stock and such outstanding shares of parity stock bear to each other.

In addition, as long as any Mandatorily Convertible Preferred Stock is outstanding, no shares of any parity stock may be purchased, redeemed or otherwise acquired by the Corporation or any Subsidiary (except with any junior stock and cash in lieu of fractional shares of such junior stock in connection



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therewith and except for the acquisition of shares of any parity stock pursuant to contractual obligations binding against the Corporation or any Subsidiary that were entered into prior to the date of the first issuance of shares of Mandatorily Convertible Preferred Stock or pursuant to contractual obligations that are entered into at a time subsequent thereto when such acquisitions of shares could be made pursuant to this Subsection 3(c)) unless: (i) full dividends, if any, on all outstanding shares of senior stock, parity stock and Mandatorily Convertible Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or other acquisition, to the extent dividends on such senior stock, parity stock or Mandatorily Convertible Preferred Stock are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of senior stock, parity stock and Mandatorily Convertible Preferred Stock; and (iii) the Corporation is not in default of any of its obligations to redeem any outstanding shares of senior stock, parity stock or Mandatorily Convertible Preferred Stock, unless all parity stock and Mandatorily Convertible Preferred Stock as to which such a default exists is purchased or redeemed on a pro rata basis.

(d) Any dividend payment made on the Mandatorily Convertible Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the Mandatorily Convertible Preferred Stock.

(e) All dividends paid with respect to the Mandatorily Convertible Preferred Stock shall be paid pro rata to the holders entitled thereto.

(f) Holders of the Mandatorily Convertible Preferred Stock shall be entitled to receive dividends in preference to and in priority over any dividends upon any shares of the Corporation ranking junior to the Mandatorily Convertible Preferred Stock as to dividends, but subject to the rights of holders of shares of the Corporation having a preference and a priority over the payment of dividends on the Mandatorily Convertible Preferred Stock.

Section 2. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payments shall be made to the holders of any junior stock, but subject to the rights of any senior stock or parity stock, the holders of the Mandatorily Convertible Preferred Stock shall be entitled to be paid in full in cash the amount of $1,000 per share, together with accrued dividends to the date of such distribution or payment, whether or not earned or declared. If such payment shall have been made in full to the holders of the Mandatorily Convertible Preferred Stock and all preferential payments or distributions to be made with respect to senior stock and parity stock have been made in full, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all shares of the Mandatorily Convertible Preferred Stock and parity stock, the holders of the Mandatorily Convertible Preferred Stock, together with holders of parity stock, shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation or the statutory exchange of securities with another entity, nor the sale, lease, transfer, exchange or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this Section 4.


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Section 3. Redemption. The Corporation shall have the right to redeem all, but not part, of the outstanding Mandatorily Convertible Preferred Stock at any time following a Redemption Event and prior to a Rate Reset Date at the redemption price of $1,000 per share, together with accrued but unpaid dividends to the date of payment, whether or not earned or declared (the "Redemption Price"). The Corporation shall not have the right to redeem any or all of the Mandatorily Convertible Preferred Stock at any other time. Notice of a redemption of the Mandatorily Convertible Preferred Stock shall be mailed, addressed to the holder or holders of record of such shares at their respective addresses as they shall appear on the books of the Corporation, such mailing to be at least two Business Days and not more than sixty days prior to the date fixed for redemption. Each such notice of redemption shall specify the date fixed for redemption and the Redemption Price. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation and shall thereupon be entitled to receive payment of the Redemption Price. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

Section 4. Conversion.

(a) Unless previously converted at the option of the holder in accordance with the provisions hereof, on the CMS Mandatory Conversion Date each outstanding share of Mandatorily Convertible Preferred Stock shall, without additional notice to holders thereof, convert automatically (the "CMS Mandatory Conversion") into (i) a number of fully paid and non-assessable shares of CMS Common Stock at the CMS Mandatory Conversion Rate (as defined herein) in effect on the CMS Mandatory Conversion Date; and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of Mandatorily Convertible Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date) to and including the day immediately prior to the CMS Mandatory Conversion Date, whether or not earned or declared, out of funds legally available therefor (and if sufficient funds are not then legally available therefor, the Corporation shall pay such amount, if any, pro rata (based on the amounts so owing) to the holders of the Mandatorily Convertible Preferred Stock and any parity stock then entitled to similar payment as is then legally available therefor and shall pay any deficiency thereafter as soon as funds are legally available therefor). The "CMS Mandatory Conversion Rate" is equal to the following number of shares of CMS Common Stock per share of Mandatorily Convertible Preferred Stock: (a) if the CMS Mandatory Conversion Date Market Price is greater than or equal to the CMS Threshold Appreciation Price, the quotient of (i) $1,000 divided by (ii) the CMS Threshold Appreciation Price; (b) if the CMS Mandatory Conversion Date Market Price is less than the CMS Threshold Appreciation Price but is greater than the Reset Price, the quotient of $1,000 divided by the CMS Mandatory Conversion Date Market Price; and (c) if the CMS Mandatory Conversion Date Market Price is less than or equal to the Reset Price, the quotient of $1,000 divided by the Reset Price, subject to adjustment as provided in this Section 6. "CMS Mandatory Conversion Date Market Price" shall mean the Average Trading Price per share of CMS Common Stock for the 20 consecutive Trading Days immediately prior to, but not including, the CMS Mandatory Conversion Date; provided, however, that if an event occurs during such 20 consecutive Trading Days that would require an adjustment to the CMS Mandatory Conversion Rate pursuant to Section 6(c) or 6(e), the Board of Directors may make

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such adjustments to the Average Trading Price for shares of CMS Common Stock for such 20 Trading Day period as it reasonably deems appropriate to effectuate the intent of the adjustments in Sections 6(c) and 6(e), in which case any such determination by the Board of Directors shall be set forth in a resolution of the Board of Directors and shall be conclusive absent manifest error.

Dividends on the Mandatorily Convertible Preferred Stock shall cease to accrue, and Mandatorily Convertible Preferred Stock shall cease to be outstanding, on the CMS Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing CMS Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the Mandatorily Convertible Preferred Stock, and the Corporation may defer the payment of dividends on such CMS Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Mandatorily Convertible Preferred Stock, provided that the Corporation shall give the holders of the Mandatorily Convertible Preferred Stock such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such CMS Common Stock subsequent to the CMS Mandatory Conversion Date. Amounts payable in cash in respect of the Mandatorily Convertible Preferred Stock or in respect of such CMS Common Stock shall not bear interest.

(b) Shares of Mandatorily Convertible Preferred Stock are convertible, at the option of the holders thereof ("CMS Optional Conversion") at any time after the date hereof and before the CMS Mandatory Conversion Date, into CMS Common Stock at a rate equal to 24.779 shares of CMS Common Stock per share of Mandatorily Convertible Preferred Stock (the "CMS Optional Conversion Rate"), subject to adjustment as set forth in this Section 6; provided, however, that the CMS Optional Conversion Rate shall adjust as of the Rate Reset Date (regardless of the adjustments made to the CMS Optional Conversion Rate after the issuance of the shares of Mandatorily Convertible Preferred Stock and prior to the Rate Reset Date) to the following number of shares of CMS Common Stock per share of Mandatorily Convertible Preferred Stock: the quotient of (i) $1,000 divided by
(ii) the CMS Threshold Appreciation Price, subject to further adjustment as set forth in this Section 6. CMS Optional Conversion of shares of Mandatorily Convertible Preferred Stock may be effected by delivering certificates evidencing such shares of Mandatorily Convertible Preferred Stock, together with written notice of conversion and, if required by the Corporation, a proper assignment of such certificates to the Corporation or in blank (and, if applicable as provided in the following paragraph, cash payment of an amount equal to the dividends attributable to the current dividend period payable on such shares), to the office of the transfer agent for the shares of Mandatorily Convertible Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with CMS Optional Conversion procedures established by the Corporation. Each CMS Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The CMS Optional Conversion shall be at the CMS Optional Conversion Rate in effect at such time and on such date.

Holders of shares of Mandatorily Convertible Preferred Stock at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the CMS Optional Conversion of such shares following such record date and on or prior to such Dividend Payment Date. However, shares of Mandatorily Convertible Preferred Stock surrendered for CMS Optional Conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding


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Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividends attributable to the current dividend period payable on such shares on such next succeeding Dividend Payment Date. Except as provided above, upon any CMS Optional Conversion, the Corporation shall make no payment of or allowance for unpaid dividends, whether or not in arrears, on such converted shares of Mandatorily Convertible Preferred Stock as to which CMS Optional Conversion has been effected or for previously declared dividends or distributions on the shares of CMS Common Stock issued upon such CMS Optional Conversion.

(c) The CMS Optional Conversion Rate shall be adjusted from time to time, and the CMS Mandatory Conversion Rate shall be adjusted from time to time after the Rate Reset Date, as follows:

(1) In case the Corporation shall (i) pay a dividend on its CMS Common Stock in other CMS Common Stock, (ii) subdivide or split its outstanding CMS Common Stock into a greater number of shares, (iii) combine its outstanding CMS Common Stock into a smaller number of CMS Common Stock, or (iv) issue by reclassification of its CMS Common Stock any other CMS Common Stock (including in connection with a merger in which the Corporation is a surviving corporation), then, in any such event, (1) the CMS Mandatory Conversion Rate in effect immediately prior to such event shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction (which fraction and all other fractions referred to herein may be improper fractions), the numerator of which is one and the denominator of which is the number of shares of CMS Common Stock that a holder of one share of CMS Common Stock prior to any event described above would hold after such event (assuming the issuance of fractional shares) (the "Recapitalization Adjustment Ratio"), and (2) the CMS Optional Conversion Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Recapitalization Adjustment Ratio. Such adjustment shall become effective immediately after the effective date of any such event (or the earlier record date in the case of any such dividend) whenever any of the events listed above shall occur.

(2) In case the Corporation shall issue rights or warrants to all holders of its CMS Common Stock entitling them (for a period, except in the case of Rights, expiring within 45 days after the record date for determination of the shareholders entitled to receive such rights or warrants) to subscribe for or purchase CMS Common Stock at a price per share of CMS Common Stock less than the current market price per share of CMS Common Stock (as defined in Section 6(d) below) on such record date, then in each such case the CMS Mandatory Conversion Rate on the date of such issuance shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction the numerator of which shall be the sum of (x) the number of shares of CMS Common Stock outstanding immediately prior to such issuance, plus (y) the number of additional shares of CMS Common Stock which the aggregate offering price of the total number of shares of CMS Common Stock so offered for subscription or purchase would purchase at the Average Trading Price for a share of CMS Common Stock for the record date for such issuance, and the denominator of which shall be the sum of
(x) the number of shares of CMS Common Stock outstanding immediately prior to such issuance, plus (y) the number of additional shares of CMS Common Stock offered for subscription or purchase pursuant to such rights or warrants (the "Anti Dilution Adjustment Ratio") and (B) the CMS Optional Conversion Rate in effect on the record date described below shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Anti Dilution Adjustment Ratio. For the purposes of this Subsection (2): the issuance of rights or warrants to subscribe for or purchase securities exercisable for, convertible into, or exchangeable for, shares of CMS Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of CMS Common

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Stock into which such securities are exercisable, convertible or exchangeable at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon the exercise, conversion or exchange of such securities. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for such rights or warrants. To the extent that any shares of CMS Common Stock, or securities exercisable for, convertible into, or exchangeable for, shares of CMS Common Stock so offered for subscription or purchase are not so subscribed or purchased by the expiration of such rights or warrants, the CMS Mandatory Conversion Rate, the CMS Threshold Appreciation Price, the Reset Price and the CMS Optional Conversion Rate shall each be readjusted to the rates or amounts, respectively, which would then be in effect, had the adjustment made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of CMS Common Stock and securities exercisable for, convertible into, or exchangeable for, shares of CMS Common Stock actually issued upon exercise of such rights or warrants.

(3) If the Corporation shall pay a dividend or make a distribution to all holders of its CMS Common Stock consisting of evidences of its indebtedness or other assets (including capital shares of the Corporation other than CMS Common Stock but excluding any Ordinary Cash Dividends (as defined below)), or shall issue to all holders of its CMS Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in Subsection
(2) above), then in each such case the CMS Mandatory Conversion Rate in effect immediately prior to such event shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction, the numerator of which shall be the Average Trading Price for a share of CMS Common Stock on such record date, minus the fair market value as of such record date of the portion of evidences of indebtedness or other assets so distributed, or of such subscription rights or warrants, applicable to one share of CMS Common Stock (provided that such numerator shall never be less than $1.00) and the denominator of which shall be the Average Trading Price for a share of CMS Common Stock on such record date, (the "Distribution Adjustment Ratio") and (B) the Optional Conversation Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Distribution Adjustment Ratio. Such adjustment shall become effective on the opening of business on the Business Day next following the record date for such dividend or distribution or the determination of shareholders entitled to receive such dividend or distribution or rights or warrants, as the case may be. "Ordinary Cash Dividends" shall mean (i) any regular cash dividend on the CMS Common Stock that does not exceed the per share amount of the immediately preceding regular cash dividend on the CMS Common Stock (as adjusted to appropriately reflect any of the events referred to in Section 6(c)(1)) and (ii) any other cash dividend or distribution which, when combined on a per share basis with the per share amount of all other cash dividends and distributions paid on the CMS Common Stock during the 365 day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 6(c)(1) and excluding cash dividends or distributions that resulted in an adjustment to the CMS Mandatory Conversion Rate or the CMS Optional Conversion
Rate), does not exceed 10% of the current market price per CMS Common Stock (determined pursuant to Section 6(d)) on the Trading Day immediately preceding the date of declaration of such dividend or distribution.

(d) For the purpose of any computation under Section 6(c) above, the "current market price per share of CMS Common Stock" on any date in question shall mean the Average Trading Price for shares of CMS Common Stock for the 15 consecutive Trading Days ending on the earlier of the day in question and, if applicable, the day before the "ex" date with respect to the issuance or distribution requiring such computation; provided, however, that if another event occurs that would require an adjustment pursuant to Section 6(c), the Board of Directors of the Corporation may make such adjustments to the Average Trading Price for shares of CMS Common Stock during such 15 Trading Day period as it reasonably deems appropriate to effectuate the intent of the adjustments in Section 6(c), in which case any such determination by the Board of Directors of the Corporation shall be set forth in a Board resolution and shall be conclusive absent manifest error. For purposes of this paragraph, the term "'ex' date", when used with respect to any issuance or distribution, means the first date on which the shares of CMS Common Stock trade regular way on the relevant exchange or in the relevant market from which the Average Trading Price was obtained without the right to receive such issuance or distribution. For the purpose of any computation under Section 6(c) above, the "fair market value" of any assets, evidences of indebtedness, subscription rights or warrants on any date in question: (i) in the event any such item is a publicly traded security ("Publicly Traded Security"), shall be determined for such date pursuant to the provisions of this Section 6(d) for determination of the "current market price per share of CMS Common Stock", except that (x) each reference therein to "CMS Common Stock" shall be deemed to mean such Publicly Traded Security, and (y) if such Publicly Traded Security does not trade on a "when issued" basis for the 15 consecutive Trading Days preceding the "ex" date, such determination shall be made for the period of 15 consecutive Trading Days commencing on the "ex" date; and (ii) in the event any such item is not a Publicly Traded Security, shall be reasonably determined in good faith for such date by the Board of Directors of the Corporation, as evidenced by a resolution of the Board, whose determination shall be conclusive absent manifest error.

(e) In any case of any reclassification of CMS Common Stock (other than a reclassification of the CMS Common Stock referred to in Section 6(c)(1)); any consolidation or merger of the Corporation with or into another corporation or other entity (other than a merger resulting in a reclassification of the CMS Common Stock referred to in Section 6(c)(1); any sale or conveyance to another entity (other than a Subsidiary) of all or substantially all of the assets of the Corporation; or the statutory exchange of securities with another corporation or entity (other than in connection with a merger or acquisition) (any such event referred to herein as a "Transaction"), then the CMS Optional Conversion Rate and CMS Mandatory Conversion Rate shall be adjusted so that after consummation of such a Transaction the holders of shares of Mandatory Convertible Preferred Stock will receive, in lieu of the number of shares of CMS Common Stock which such holder would have received upon conversion but for such Transaction, the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of such number of shares of CMS Common Stock, subject to further adjustment as provided in this
Section 6, including without limitation, an adjustment to the CMS Optional Conversion Rate on the Rate Reset Date if such Transaction occurs prior to the Rate Reset Date. On and after the consummation of any such Transaction, the CMS Mandatory Conversion Date Market Price, which shall be used for purposes of the determination as to which of clauses (a), (b) or (c) of the definition of CMS Mandatory Conversion Rate applies, shall mean the sum of (i) the product of the Average Trading Price of any Publicly Traded Security received upon consummation of such Transaction for the 20 consecutive Trading Days immediately prior to, but not including, the CMS Mandatory Conversion Date multiplied by the fraction of such security received in such Transaction per share of CMS Common Stock (assuming the issuance of fractional shares) plus (ii) the fair market value of the cash and other property received upon consummation of such Transaction per share of CMS Common Stock as of the day preceding the CMS Mandatory Conversion Date as determined in accordance with Subsection 6(d). In determining the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of shares of CMS Common Stock, it shall be assumed that such holder is not a person or entity with which the Corporation consolidated or into which the Corporation was merged or which merged into the Corporation or with which such statutory exchange occurred, as the case may be, or an affiliate of any such Person and that such holder of CMS Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such Transaction is not the same for each non electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non electing shares). In the event of such a reclassification, consolidation, merger, sale, conveyance or exchange, effective provision shall be made in the Restated Articles of Incorporation, as amended and restated, or similar document of the resulting or surviving corporation or entity so that the conversion rate applicable to any securities or property into which the shares of the Mandatorily Convertible Preferred Stock shall then be convertible shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the CMS Common Stock contained in Subsections (1) to
(3) of Section 6(c) inclusive, above, and the other provisions of this Section 6 with respect to the CMS Common Stock shall apply on terms as nearly equivalent as practicable to any such other securities and property deliverable upon conversion of shares of Mandatorily Convertible Preferred Stock.

(f) Whenever any adjustments are required in the shares of CMS Common Stock into which each share of Mandatorily Convertible Preferred Stock is convertible, the Corporation shall forthwith (a) compute the adjusted Mandatory Conversation Rate and CMS Optional Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted CMS Mandatory Conversion Rate and the CMS Optional Conversion Rate, describing in reasonable detail the method of calculation used and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment and file with the transfer agent of the Mandatorily Convertible Preferred Stock such certificate and (b) cause a copy of such certificate to be mailed to each holder of record of the Mandatorily Convertible Preferred Stock as of or promptly after the effective date of such adjustment and, with respect to adjustments applicable after the Rate Reset Date, make a prompt public announcement of such adjustment.

(g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of CMS Common Stock for the purpose of issuance upon conversion of the Mandatorily Convertible Preferred Stock a number of shares of CMS Common Stock equal to the product of
(i) the number of shares of CMS Common Stock then deliverable at such time upon an CMS Optional Conversion of all shares of the Mandatorily Convertible Preferred Stock multiplied by (ii) 2.0.

(h) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of CMS Common Stock on conversion of shares of the Mandatorily Convertible Preferred Stock pursuant to Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of CMS Common Stock in the name other than in that which the shares of Mandatorily Convertible Preferred Stock so converted were registered and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(i) For the purpose of this Section 6, the term "CMS Common Stock" shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, CMS Common Stock issuable upon conversion of the Mandatorily Convertible Preferred Stock shall include only shares of the class designated as CMS Common Stock as of the original date of issuance of the Mandatorily Convertible Preferred Stock, or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof (including reclassifications referred to in clause (iv) of Subsection 6(c)(1)) and which have no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that, if at any time, there shall be more than one such resulting class or series, the shares of such class and series then so issuable shall be in the same proportion, if possible, or if not possible, in substantially the same proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all classes and series resulting from all such reclassifications.

(j) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Mandatorily Convertible Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the current market price per share of CMS Common Stock (determined as provided in Section 6(d)) of the CMS Common Stock on the date of conversion shall be paid to the holder in cash by the Corporation. If on such date there is no current market price per share of CMS Common Stock, the fair market value of a share of CMS Common Stock (determined as provided in Section 6(d)) on such date, shall be used. If more than one share of Mandatorily Convertible Preferred Stock shall be surrendered for conversion at one time by or for the same holder, the number of full shares of CMS Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Mandatorily Convertible Preferred Stock so surrendered.

(k) All shares of the Mandatorily Convertible Preferred Stock purchased or otherwise acquired by the Corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(l) No adjustment in the CMS Mandatory Conversion Rate and the CMS Optional Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 6(l)) would require an increase or decrease of at least 1% in the number of shares of CMS Common Stock into which each share of the Mandatorily Convertible Preferred Stock is then convertible; provided, however, that any adjustments which by reason of this Section 6(l) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided further that any adjustment shall be required and made in accordance with the provisions of Section 6(c) not later than such time as may be required in order to preserve the tax free nature of a distribution to the holders of shares of CMS Common Stock. If any action or transaction would require adjustment to the CMS Mandatory Conversion Rate or the CMS Optional Conversion Rate pursuant to this Section 6, only one adjustment shall be made and such adjustment shall be the amount of the adjustment that has the highest absolute value. All calculations under this Section 6 shall be made to the nearest one thousandth of a share of CMS Common Stock.

(m) The Board of Directors may make such upward adjustments in the CMS Mandatory Conversion Rate and the CMS Optional Conversion Rate, in addition to those required by this Section 6, as shall be determined by the Board of Directors, as evidenced by a resolution of the Board of Directors, to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its stockholders after the Rate Reset Date shall not be taxable. The determination of the Board of Directors as to whether an adjustment should be made pursuant to the provisions of this Subsection (m), and if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

(n) In any case in which Section 6 shall require that an adjustment as a result of any event become effective at the opening of business on the Business Day next following a record date and the date fixed for conversion occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted Mandatorily Convertible Preferred Stock the additional shares of CMS Common Stock issuable upon such conversion over the shares of CMS Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of CMS Common Stock pursuant to Section 6(j).

(o) Notwithstanding the foregoing provisions of this Section 6, no adjustment of the CMS Optional Conversion Rate or the CMS Mandatory Conversion Rate shall be required to be made upon the issuance of any shares of CMS Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of CMS Common Stock under any such plan.

(p) Notwithstanding any other provision of this Section 6, the issuance or distribution of Rights shall not be deemed to constitute an issuance or a distribution or dividend of rights, warrants, or other securities to which any of the adjustment provisions described above applies until the occurrence of the earliest Rights Event.

(q) For purposes of this Section 6, shares of CMS Common Stock owned by, or held for the account of, the Corporation, a Subsidiary or another entity of which a majority of the common stock or common equity interests are owned, directly or indirectly, by the Corporation shall be deemed to be not outstanding.

Section 5. Voting Rights. The holders of Mandatorily Convertible Preferred Stock shall have no right to vote except as otherwise specifically provided herein, in the Restated Articles of Incorporation, as amended and restated, or as required by statute.

(a) So long as any shares of Mandatorily Convertible Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required in the Restated Articles of Incorporation, as amended and restated, or by law, the consent of the holders of at least a majority of the Mandatorily Convertible Preferred Stock, given in person or by proxy, either in writing without a meeting (if permitted by law) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(1) any amendment, alteration or repeal of any of the provisions of the Restated Articles of Incorporation, as amended and restated,, which affects adversely the powers, rights or preferences of the holders of the Mandatorily Convertible Preferred Stock or reduces the minimum time required for any notice to which holders of Mandatorily Convertible Preferred Stock then outstanding may be entitled; provided, that the amendment of the provisions of the Restated Articles of Incorporation, as amended and restated, so as to authorize or create, or to increase the authorized amount of, any junior stock or parity stock shall not be deemed to affect adversely the powers, rights or preferences of the holders of the Mandatorily Convertible Preferred Stock and shall not be subject to approval by the holders of the Mandatorily Convertible Preferred Stock and such holders shall not be entitled to vote thereon to the fullest extent permitted by law;

(2) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series, or any security convertible into stock of any class or series, ranking senior to the Mandatorily Convertible Preferred Stock; or

(3) the merger or consolidation of the Corporation with or into any other corporation or other entity or a statutory share exchange with another corporation or entity, unless in connection with such merger, consolidation or statutory share exchange each holder of shares of Mandatorily Convertible Preferred Stock immediately preceding such merger, consolidation or share exchange shall either (I) with respect to a merger, consolidation or statutory share exchange consummated prior to, on or after the Rate Reset Date, receive or continue to hold in the surviving or resulting corporation or other corporation or entity the same number of shares, with substantially the same rights and preferences (except as contemplated by Subsection 6(e) and except for those rights and preferences that could be affected without the vote of the holders of the Mandatorily Convertible Preferred Stock, such as the authorization and issuance of junior stock), as correspond to the shares of Mandatorily Convertible Preferred Stock held immediately prior to such merger or consolidation or (II) with respect to a merger, consolidation or statutory share exchange consummated after the Rate Reset Date, receive the kind and amount of securities, cash and other property that would have been receivable upon consummation of such merger, consolidation or share exchange by such holder (subject to the assumptions set forth in Section 6(e)) if the CMS Mandatory Conversion had occurred immediately prior to the consummation of such merger, consolidation or share exchange and the CMS Mandatory Conversion Rate was determined as of such time (and if clause (I) or (II) are applicable, then such merger, consolidation or statutory share exchange shall not be subject to approval by the holders of the Mandatorily Convertible Preferred Stock and such holders shall not be entitled to vote thereon).

(b) Holders of Mandatorily Convertible Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote or consent except as otherwise provided by applicable law.

Section 6. Other Rights. Shares of Mandatorily Convertible Preferred Stock shall not have any relative, participating, optional or other special rights or powers other than as set forth herein, in the Restated Articles of Incorporation, as amended and restated, or as required by law.

Section 7. Notices. In case, at any time while any shares of Mandatorily Convertible Preferred Stock are outstanding, (i) the Corporation shall declare a dividend (or any other distribution) on its CMS Common Stock, excluding any cash dividends, (ii) the Corporation shall authorize the issuance to all holders of its CMS Common Stock of rights or warrants to subscribe for or purchase shares of CMS Common Stock or of securities exercisable for, convertible into, or exchangeable for, shares of CMS Common Stock, (iii) the Corporation shall authorize any reclassification of its CMS Common Stock (other than a subdivision or combination thereof) or any consolidation or merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its Subsidiaries solely for the purpose of changing the corporate name or corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety,
(iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, or (v) there shall occur any Pro Rata Repurchase, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Mandatorily Convertible Preferred Stock, and shall cause to be mailed to the holders of Mandatorily Convertible Preferred Stock at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of CMS Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or Pro Rata Repurchase is expected to become effective, and the date as of which it is expected that holders of CMS Common Stock of record shall be entitled to exchange their CMS Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up or Pro Rata Repurchase; provided, however, that if any such action requiring such notice is to occur prior to the Rate Reset Date, then such notice need only be given on or before the date of such action. The failure to give or receive the notice required hereby or any defect therein shall not affect the legality or validity of such dividend, distribution, right or warrant or other action.

                SERIES A MANDATORILY CONVERTIBLE PREFERRED STOCK

Section 8. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Restated Articles of Incorporation, as amended and restated. In addition, the following terms shall have the following meanings when used herein:

"Average Trading Price" for any given period, including a single day, means, for a security, an amount equal to (i) the sum of the Closing Price for such security on each Trading Day in such period divided by (ii) the total number of Trading Days in such period.

"Board of Directors" shall mean the Board of Directors of the Corporation.

"Business Day" shall mean any day other than a Saturday, Sunday, or a day on which commercial banking institutions in New York, New York, Wilmington, Delaware or the State of Michigan are authorized or obligated by law or executive order to close.

"Closing Price" means, for a security, the closing price for such security on the Trading Day in question (or if such day is not a Trading Day then as of the Trading Day next preceding such day) as reported by Bloomberg L.P., or if not so reported by Bloomberg L.P., as reported by another recognized source selected by the Board of Directors of the Corporation.

"CMS Common Stock" shall have the meaning specified in Section 6(i) hereof.

"CMS Mandatory Conversion" shall have the meaning specified in Section 6(a) hereof.

"CMS Mandatory Conversion Date" means the date on which the Mandatorily Convertible Preferred Stock will be converted automatically into CMS Common Stock on the third anniversary of the Rate Reset Date in accordance with and as defined in the CMS Remarketing Agreement.

"CMS Mandatory Conversion Date Market Price" shall have the meaning specified in
Section 6(a).

"CMS Mandatory Conversion Rate" shall have the meaning specified in
Section 6(a) hereof.

"CMS Optional Conversion" shall have the meaning specified in Section 6(b).

"CMS Optional Conversion Rate" shall have the meaning specified in Section 6(b).

"CMS Remarketing Agent" shall have the meaning ascribed to such term in the CMS Remarketing Agreement.

"CMS Remarketing Agreement" shall mean the CMS Preferred Stock Remarketing and Registration Rights Agreement dated as of November 10, 1999 among the Corporation, the CMS Share Trust, Bank One Trust Company, N.A. as Series A-1 Indenture Trustee, and Donaldson, Lufkin & Jenrette Securities Corporation, as CMS Remarketing Agent. The Corporation will furnish any shareholder of the Corporation with a copy of the CMS Remarketing Agreement without charge upon request in writing to the Secretary of the Corporation.

"CMS Threshold Appreciation Price" means the product of (i) the Reset Price and
(ii) 1.10.

"Dividend Payment Date" shall have the meaning specified in Section 3(a) hereof.

"Failed Remarketing" shall have the meaning ascribed to such term in the CMS Remarketing Agreement.

"Final Sale Date" shall have the meaning ascribed to such term in the CMS Remarketing Agreement.

"junior stock" shall mean (and references to shares ranking "junior to" the Mandatorily Convertible Preferred Stock shall refer to), with respect to Sections 3 and 7, CMS Common Stock and any other class or series of stock of the Corporation which by its terms is not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Mandatorily Convertible Preferred Stock shall have been so paid or declared and, with respect to Sections 4 and 7, CMS Common Stock and any other class or series of stock of the Corporation which by its terms is not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Mandatorily Convertible Preferred Stock shall have received the entire amount to which such stock is entitled upon liquidation, dissolution or winding up.

"parity stock" shall mean (and references to shares ranking "on a parity with" the Mandatorily Convertible Preferred Stock shall refer to), with respect to Sections 3 and 7, any class or series of stock of the Corporation which by its terms is entitled to receive payment of dividends on a parity with the Mandatorily Convertible Preferred Stock and, with respect to Sections 4 and 7, any class or series of stock of the Corporation which by its terms is entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Mandatorily Convertible Preferred Stock.

"Principal Market" means the principal exchange on which the security in question is traded or the principal market on which such security is quoted, as determined by the Board of Directors of the Corporation.

"Pro Rata Repurchase" means any purchase of shares of CMS Common Stock by the Corporation or any affiliate thereof (as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of CMS Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while any of the shares of Mandatorily Convertible Preferred Stock are outstanding; provided, however, that "Pro Rata Repurchase" shall not include any purchase of shares by the Corporation or any affiliate thereof made in open market transactions substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act or on such other terms and conditions as the Board of Directors shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the CMS Common Stock. A Pro Rata Repurchase shall be deemed to be effective on the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rate Repurchase that is not a tender or exchange offer.

"Rate Reset Date" shall have the meaning ascribed to such term in the CMS Remarketing Agreement.

"Redemption Event" means the occurrence of any of the following: (i) any consolidation or merger of the Corporation with or into another corporation or entity or the statutory exchange of securities with another corporation or entity, unless in connection with such consolidation, merger or exchange the outstanding shares of CMS Common Stock immediately preceding the consummation of such consolidation, merger or exchange are converted into, exchanged for or otherwise represent at least a majority of the outstanding shares of common stock of the surviving or resulting corporation or entity immediately succeeding the consummation of such consolidation, merger or exchange; or (ii) the Corporation sells or conveys to another entity (other than a Subsidiary) all or substantially all of the assets of the Corporation.

"Reset Common Yield" shall mean the quotient of (i) the product of (x) 4 and (y) the highest amount of the ordinary quarterly cash dividend on one share of CMS Common Stock most recently declared prior to the Series A-1 Note Trigger Date (as appropriately adjusted for the events referred to in Section 6(c)(1)), unless subsequent to such declaration and prior to the Series A-1 Note Trigger Date, the Corporation has publicly announced a change to, or elimination of, its ordinary quarterly cash dividend and filed with the Securities and Exchange Commission a document including such change or elimination, in which case the amount of such proposed ordinary quarterly cash dividend or $0.00 if such dividend is to be eliminated, divided by (ii) the Reset Price (provided, however, that if as of the Series A-1 Note Trigger Date there is more than one class of CMS Common Stock, then the Reset Common Yield shall be calculated with respect to each then outstanding class of CMS Common Stock, and the Reset Common Yield as used herein shall be the amount calculated with respect to the class of CMS Common Stock resulting in the greatest Reset Common Yield).

"Reset Dividend Rate" shall mean an amount per share per annum equal to the product of (i) the sum of (x) the Reset Common Yield (expressed as a percentage), plus (y) 7.0% and (ii) $1,000 (rounded to the nearest cent).

"Reset Price" shall mean the higher of (i) the Closing Price of a share of CMS Common Stock on the Series A-1 Note Trigger Date or (ii) the quotient (rounded up to the nearest cent) of $125,000,000 divided by the number, as of the Series A-1 Note Trigger Date, of the authorized but unissued shares of CMS Common Stock that have not been reserved as of the Series A-1 Note Trigger Date by the Board of Directors for other purposes subject to adjustment as provided in Section 6.

"Rights" means rights or warrants distributed by the Corporation under a shareholder rights plan or agreement to all holders of CMS Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Rights Events"):

(i)   are deemed to be transferred with such shares of CMS Common Stock,

(ii)  are not exercisable, and

(iii) are also issued in respect of future issuances of CMS Common Stock.

"Rights Events" shall have the meaning ascribed to such term in the definition of Rights.

"senior stock" shall mean (and references to shares ranking "senior to" or "prior to" the Mandatorily Convertible Preferred Stock shall refer to), with respect to Sections 3 and 7, any class or series of stock of the Corporation ranking senior to the Mandatorily Convertible Preferred Stock in respect of the right to receive dividends and, with respect to Sections 4 and 7, any class or series of stock of the Corporation ranking senior to the Mandatorily Convertible Preferred Stock with respect to the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. All classes or series of stock of the Corporation other than junior stock or parity stock shall be senior stock with respect to the Mandatorily Convertible Preferred Stock, except to the extent expressly provided otherwise in the Restated Articles of Incorporation, as amended and restated.

"Series A-1 Notes" shall have the meaning ascribed to such term in the CMS Remarketing Agreement.

"Series A-1 Note Trigger Date" shall mean the earlier of (A) the Successful Repricing Date or (B) the date of a Failed Remarketing.

"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions, are at the time directly or indirectly owned by the Corporation.

"Successful Repricing Date" shall have the meaning ascribed to such term in the CMS Remarketing Agreement.

"Trading Day" means a day on which the Principal Market with respect to the security in question is regularly scheduled to be open for trading. For purposes of this definition, a day on which any such exchange is scheduled to close (as opposed to unexpectedly closing) prior to its regular closing time shall not constitute a Trading Day.

Section 2. Designation and Amount. The distinctive designation of the series of Preferred Stock created by this amendment to the Restated Articles of Incorporation shall be the "Series A Mandatorily Convertible Preferred Stock." The number of shares that shall constitute such series shall be 125,000 shares.

                                  COMMON STOCK

        The shares of Common Stock may be issued from time to time as the Board of Directors shall determine for such consideration as shall be fixed by the Board of Directors. Each share of Common Stock of the Corporation shall be equal to every other share of said stock in every respect, except as otherwise provided in this Common Stock Division of Article III. Capitalized terms in this Common Stock Division of Article III have the respective meanings set forth in
Section 6 of this Common Stock Division of Article III. The relative voting, distribution, dividend, liquidation and other rights and limitations of the CMS Energy Common Stock and Class G Common Stock are as follows:

        (1) Dividend Rights. Subject to the express terms of any outstanding series of Preferred Stock, dividends or distributions may be paid in cash or otherwise upon the CMS Energy Common Stock and the Class G Common Stock out of the assets of the Corporation in the relationship and upon the terms provided for below with respect to each such class:

               (a) Dividends on CMS Energy Common Stock. Dividends and distributions on the CMS Energy Common Stock may be declared and paid only out of the assets of the Corporation legally available therefor.

               (b) Dividends on Class G Common Stock. Dividends and distributions on the Class G Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Available Class G Dividend Amount.

               (c) Discrimination between CMS Energy Common Stock and Class G Common Stock. The Board of Directors, subject to Sections l(a) and l(b), may, in its sole discretion, declare dividends or distributions payable exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of Class G Common Stock or to the holders of both of such classes in equal or unequal amounts, notwithstanding the amounts of assets available for dividends or distributions on each class, the respective voting rights of each class, the amounts of prior dividends declared on each class or any other factor.

        (2) Exchange or Redemption. Shares of Class G Common Stock are subject to exchange or redemption upon the terms provided below:

               (a) Exchange or Redemption of Class G Common Stock.

                      (i) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets attributed to the Consumers Gas Group (other than in connection with the Disposition by the Corporation of all of its properties and assets in one transaction or a series of related transactions which results in the dissolution, liquidation or winding up of the Corporation referred to in Section 4) to any person, entity or group (other than (A) the holders of all outstanding shares of Class G Common Stock on a pro rata basis or (B) any person, entity or group in which the Corporation, directly or indirectly, owns a majority equity interest), the Corporation shall, on or prior to the first Business Day following the 90th day following the consummation of such Disposition, exchange each outstanding share of Class G Common Stock for a number of fully paid and nonassessable shares of CMS Energy Common Stock having a Fair Market Value equal to 110% of the Fair Market Value of one share of Class G Common Stock as of the date of the first public announcement by the Corporation of such Disposition.

               For purposes of this Section 2(a)(i):

                      (x) as of any date, "substantially all of the properties
               and assets attributed to the Consumers Gas Group" shall mean a portion of such properties and assets (A) that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets attributed to the Consumers Gas Group as of such date or (B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from properties and assets attributed to the Consumers Gas Group during such periods;

                      (y) if immediately after any event, the Corporation,
               directly or indirectly, owns less than a majority equity interest in any person, entity or group in which the Corporation, directly or indirectly, owned a majority equity interest immediately prior to the occurrence of such event, a Disposition of all of the properties and assets attributed to the Consumers Gas Group owned by such person, entity or group shall be deemed to have occurred; and

                      (z) in the case of a Disposition of properties and assets
               in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

                      (ii) The Board of Directors may, by a majority vote of the directors then in office, at any time declare that each of the outstanding shares of Class G Common Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of Class G Common Stock pursuant to Section 2(b)(i), for a number of fully paid and nonassessable shares of CMS Energy Common Stock having a Fair Market Value equal to 115% of the Fair Market Value of one share of Class G Common Stock as of the date of the first public announcement by the Corporation of such exchange.

                      (iii) At any time on or after the date on which all of the consolidated assets and liabilities attributed to the Consumers Gas Group (and no other assets or liabilities) become the consolidated assets and liabilities of a single corporation, all of the common stock of which is owned by the Corporation ("Gas Group Subsidiary"), the Board of Directors may, in its sole discretion and by a majority vote of the directors then in office, provided that there are assets of the Corporation legally available therefor, declare that all of the outstanding shares of Class G Common Stock shall be exchanged on an Exchange Date set forth in a notice to holders of Class G Common Stock pursuant to
               Section 2(b)(i), for a number of the outstanding shares of common stock of the Gas Group Subsidiary equal to the product of the Gas Group Fraction and the number of all outstanding shares of common stock of the Gas Group Subsidiary, on a pro rata basis, each of which shall, upon such issuance, be fully paid and nonassessable.

                      (iv) After any Exchange Date on which all outstanding
               shares of Class G Common Stock were exchanged, any share of Class G Common Stock that is issued on conversion or exercise of any Convertible Securities shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Class G Common Stock:

                              (A) in the event the then-outstanding shares of
                      Class G Common Stock were exchanged for CMS Energy Common Stock on such Exchange Date pursuant to Section 2(a)(i) or 2(a)(ii), be exchanged for the kind and amount of shares of capital stock and other securities and property that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion or exercise privilege in effect immediately prior to any exchange by the Corporation of any of its capital stock for shares of any other capital stock of the Corporation would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion or exercise would be entitled to receive the number of shares of capital stock of the Corporation and other securities and property such holder would have owned immediately following such action had such Convertible Security been converted or exercised immediately prior thereto; or

                              (B) in the event the then-outstanding shares of
                      Class G Common Stock were exchanged for common stock of the Gas Group Subsidiary pursuant to Section 2(a)(iii), be redeemed, to the extent of the assets of the Corporation legally available therefor, for $.01 in cash.

        The provisions of clause (A) of this Section 2(a)(iv) shall not apply to the extent that equivalent adjustments are otherwise made pursuant to the provisions of such Convertible Securities.

               (b) General Exchange Provisions.

                      (i) In the event of any exchange pursuant to this Section
               2, the Corporation shall cause to be given to each holder of Class G Common Stock to be so exchanged a notice stating (A) that shares of such class of Common Stock shall be exchanged, (B) the Exchange Date, (C) the kind and amount of shares of capital stock or cash and/or securities or other property to be received by such holder with respect to each share of such class of Common Stock held by such holder, including details as to the calculation thereof, (D) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of such capital stock or cash and/or securities or other property and (E) that, subject to Section 2(b)(iii) hereof, dividends or other distributions on such shares of Common Stock will cease to be paid as of such Exchange Date. Such notice shall be sent by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Exchange Date, and in any case to each holder of shares of such class of Common Stock to be exchanged at such holder's address as the same appears on the stock transfer books of the Corporation. Neither the failure to mail such notice to any particular holder of such class of Common Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of such class of Common Stock.

                      (ii) The Corporation shall not be required to issue or
               deliver fractional shares of any class of capital stock or any fractional securities to any holder of Class G Common Stock upon any exchange, dividend or other distribution pursuant to this
               Section 2. If more than one share of Class G Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to such holder upon any exchange, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Class G Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Business Day prior to the date such payment is to be made. For purposes of the preceding sentence, "fair market value" of any fraction shall be (A) in the case of any fraction of a share of any class of Common Stock, the product of such fraction and the Fair Market Value of such share and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

                      (iii) No adjustments in respect of dividends or other
               distributions shall be made upon the exchange of any shares of Class G Common Stock; provided, however, that if the Exchange Date with respect to such class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

                      (iv) Before any holder of shares of Class G Common Stock
               shall be entitled to receive certificates representing shares of any capital stock or cash and/or securities or other property to be received by such holder with respect to such shares of such class of Common Stock pursuant to this Section 2, such holder shall surrender at such office as the Corporation shall specify certificates for such shares of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation will as soon as practicable after such surrender of certificates representing such shares of such class of Common Stock deliver to the person for whose account such shares of such class of Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any fractional payment contemplated by Section 2(b)(ii).

                      (v) From and after any applicable Exchange Date, all
               rights of a holder of shares of Class G Common Stock that were exchanged shall cease except for the right, upon surrender of the certificates representing such shares, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were exchanged, together with any fractional payment contemplated by Section 2(b)(ii) and rights to dividends or other distributions as provided in Section 2(b)(iii). No holder of a certificate that immediately prior to the applicable Exchange Date for Class G Common Stock represented shares of such class of Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into which such shares were exchanged until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after an Exchange Date for Class G Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Class G Common Stock that have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Class G Common Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

                      (vi) The Corporation will pay any and all documentary,
               stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock on exchange of shares of Class G Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Class G Common Stock so exchanged were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

               (c) Increase in Authorized Shares in Connection with Exchange. In order to give effect to any exchange of Class G Common Stock for CMS Energy Common Stock as contemplated by Sections 2(a)(i) and 2(a)(ii), the Board of Directors shall have the authority pursuant to Section 303(3) of the Michigan Business Corporation Act, or any successor provision, to amend these Articles of Incorporation to increase the number of authorized shares of CMS Energy Common Stock to the number that will be sufficient, when added to the previously authorized but unissued shares of CMS Energy Common Stock, to give effect to the exchange of Class G Common Stock. The foregoing exchange provisions shall be deemed to be a "conversion privilege" of the shares of Class G Common Stock within the meaning of Section 303(3) of the Michigan Business Corporation Act, or any successor provision.

        (3) Voting Rights. (a) Except as provided in Section 3(b) and except as otherwise provided by law, the holders of CMS Energy Common Stock and Class G Common Stock shall vote together as a single class on all matters as to which holders of Common Stock are entitled to vote. Subject to Section 5, on all matters to be voted on by the holders of CMS Energy Common Stock and Class G Common Stock together as a single class, (i) each share of outstanding CMS Energy Common Stock shall have one vote and (ii) each share of outstanding Class G Common Stock shall have one vote. If shares of only one class of Common Stock are outstanding, each share of that class shall have one vote. If any class of Common Stock of the Corporation is entitled to vote separately as a class, with respect to any matter, each share of that class shall be entitled to one vote in the separate vote on such matter.

        (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of all of the shares of either class of Common Stock then outstanding, voting as a separate class, shall be necessary for authorizing, effecting or validating the merger or consolidation of the Corporation into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock either directly by amendment of these Articles of Incorporation or indirectly by requiring the holders of such class to accept or retain, in such merger or consolidation, anything other than
(i) shares of such class or (ii) shares of the surviving or resulting corporation having, in either case, powers and special rights identical to those of such class prior to such merger or consolidation.

        (4) Liquidation Rights. Subject to Section 5, in the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of Class G Common Stock and CMS Energy Common Stock shall be entitled to receive, on a per share basis, the same portion of all of the assets of the Corporation remaining for distribution to the holders of Common Stock, regardless of whether or not any of such assets were attributed to the Consumers Gas Group. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation nor any sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding up for purposes of this Section 4.

        (5) Subdivision or Combination. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of either Class G Common Stock or CMS Energy Common Stock, the voting and liquidation rights of CMS Energy Common Stock relative to Class G Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting or liquidation rights of either class of Common Stock.

        (6) Definitions. As used in this Common Stock Division of Article III, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires.

                                  See Attached

                                   ARTICLE IV

        The address of the registered office is Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126. The name of the resident agent at the registered office is Thomas A. McNish. The mailing address of the registered office is: 212 W. Michigan Ave., M440, Jackson, MI 49201-2277.

                                    ARTICLE V

        Special meetings of the shareholders may be called only by the Board of Directors or by the Chairman of the Board.

                                   ARTICLE VI

        The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation.

        Any vacancies occurring on the Corporation's Board of Directors (whether by reason of the death, resignation or removal of a director) may be filled by a majority vote of the directors then in office although less than a quorum. An increase in the number of members of the Board of Directors shall be construed as creating a vacancy.

                                   ARTICLE VII

        A director may be removed by the affirmative vote of a majority of the members of the Board of Directors then in office. A director also may be removed by shareholders, but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. For purposes of this section, cause for removal shall be construed to exist only if a director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to appeal or has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to appeal.

                                  ARTICLE VIII

        A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of
Section 551(1) of the Michigan Business Corporation Act, and (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

                                   ARTICLE IX

        Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or hereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this
Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                    ARTICLE X

        Each director shall be a shareholder of the Corporation and any director ceasing to be a shareholder shall thereupon immediately cease to be a director.

                                   ARTICLE XI

        The Corporation reserves the right to amend, alter, change or repeal any provision in these Articles of Incorporation as permitted by law, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of Articles V, VI, VII, VIII, IX and this Article XI may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of not less than 75% of the outstanding shares entitled to vote thereon.



Signed on   November 8, 1999

                                                     CMS ENERGY CORPORATION

      (S E A L)


                                             By:       /s/ Thomas A. McNish
                                                 -------------------------------
                                                         Thomas A. McNish
                                                   Vice President and Secretary


STATE OF MICHIGAN)
                 )  ss.
COUNTY OF JACKSON)

        On this 8th day of November, 1999, before me appeared Thomas A. McNish, to me personally known, who, being by me duly sworn, did say that he is Vice President and Secretary of CMS Energy Corporation, which executed the foregoing instrument, and that the seal affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors and shareholders, and said officer acknowledged said instrument to be the free act and deed of said corporation.



                                                /s/ Renne E. Stephens
                                           -----------------------------------
          (S E A L)                        Renne E. Stephens
                                           Notary Public for Jackson County
                                           State of Michigan
                                           My Commission Expires March 5, 2003

                             ATTACHMENT TO PAGE 25

"Available Class G Dividend Amount" on any date ("calculation date") shall mean the excess of:

(i) the product of (a) the Gas Group Fraction as of such calculation date and
(b) an amount equal to the total assets attributed to the Consumers Gas Group less the total liabilities attributed to the Consumers Gas Group as of such calculation date determined in accordance with generally accepted accounting principles as in effect at such time applied on a basis consistent with that applied in determining Consumers Gas Group Income; over

(ii) the product of (a) the Gas Group Fraction as of such calculation date and
(b) the amount that would be needed to satisfy any preferential rights to which holders of any preferred stock attributed to the Consumers Gas Group are entitled as of such calculation date;

provided that such excess shall be reduced by an amount, if any, sufficient to ensure that the businesses attributed to the Consumers Gas Group shall be able to pay their debts as they become due in the usual course of business.

"Business Day" shall mean each weekday other than any day on which any relevant class of Common Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market or in the over-the-counter market.

"Consumers Gas Group" shall mean, at any time, (i) all of the gas storage business of Michigan Gas Storage Company, (ii) all of the gas utility business of Consumers Power Company, (iii) all assets and liabilities of the Corporation to the extent attributed to either of such businesses, whether or not such assets or liabilities are or were assets and liabilities of such companies,
(iv) all assets and properties of the Corporation which when attributed to the Consumers Gas Group increase the Retained Interest Shares, and (v) such businesses, assets, and liabilities acquired directly or indirectly by the Corporation after the Effective Date and determined by the Board of Directors to be attributed to the Consumers Gas Group; provided that, from and after any dividend or distribution with respect to any shares of Class G Common Stock (other than a dividend or distribution payable in shares of Class G Common Stock or Convertible Securities convertible into Class G Common Stock or exercisable for Class G Common Stock), or any repurchase of shares of Class G Common Stock from holders of Class G Common Stock generally, there shall no longer be attributed to the Consumers Gas Group an amount of assets or properties of the Consumers Gas Group equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Class G Common Stock multiplied by a fraction, the numerator of which is equal to the Retained Interest Shares and the denominator of which is equal to the number of outstanding shares of Class G Common Stock at such time.

"Consumers Gas Group Income" shall mean the consolidated net income or loss attributed to the Consumers Gas Group determined in accordance with generally accepted accounting principles, including consolidated income and expenses of Consumers Power Company attributed to the operations of the Consumers Gas Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

"Convertible Securities" shall mean any securities of the Corporation that are convertible into or exercisable for or evidence the right to acquire any shares of CMS Energy Common Stock or Class G Common Stock, whether at such time or upon the occurrence of certain events, pursuant to antidilution provisions of such securities or otherwise.

"Disposition" shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets, properties or stock or otherwise), but shall not include (1) an attribution of assets or properties of the Corporation to the Consumers Gas Group if such attribution increases the Retained Interest Shares, or (2) assets or properties of the Corporation ceasing to be attributed to the Consumers Gas Group if the result is a decrease in the Retained Interest Shares.

"Effective Date" shall mean May 22, 1995.

"Exchange Date" shall mean any date fixed for an exchange of shares of CMS Energy Common Stock for Class G Common Stock, as set forth in a notice to holders of Class G Common Stock pursuant to Section 2(b)(i) or of Convertible Securities convertible into or exercisable for shares of Class G Common Stock.

"Fair Market Value" of shares of either class of Common Stock on any date means the average of the daily closing prices thereof for the period of 20 consecutive Business Days commencing on the 30th Business Day prior to such date. The closing price of shares of a class of Common Stock for each Business Day shall be (i) if such shares are listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange Composite Tape (or any successor composite tape reporting transactions on national securities exchanges) or, if such New York Stock Exchange Composite Tape shall not be in use or shall not report transactions in such shares, the last reported sales price regular way on the principal national securities exchange on which such shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such shares of stock has been traded during such 20 consecutive Business Days), or, if there is no transaction on any such Business Day in any such situation, the mean of the bid and asked prices on such Business Day, or (ii) if such shares are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotations or a similar source selected from time to time by the Corporation for this purpose, and (iii) reduced, if such Business Day is prior to any "ex" date or any similar date occurring during such period for any dividend or distribution paid or to be (other than as contemplated in (iv) below) paid with respect to such shares, by the fair market value (as determined by the Board of Directors) of the per share amount of such dividend or distribution, and (iv) appropriately adjusted, if such Business Day is prior to (A) the effective date of any subdivision (by stock split, stock dividend, or otherwise) or combination (by reverse stock split or otherwise) of such shares, or (B) the "ex" date or any similar date for any dividend or distribution of shares of such class of Common Stock on the outstanding shares of such class of Common Stock, occurring during such period, to reflect such subdivision, combination, dividend or distribution. In the event such closing or bid and asked prices are unavailable, the Fair Market Value of such shares shall be determined by the Board of Directors.

"Gas Group Fraction" as of any date is a fraction the numerator of which shall be the number of shares of Class G Common Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of Class G Common Stock outstanding on such date plus the Retained Interest Shares on such date, provided that such fraction shall in no event be greater than one.

"Gas Group Subsidiary" shall have the meaning set forth in Section 2(a)(iii).

"Retained Interest Shares" shall initially be 32,000,000 shares; provided, however, that such number from time to time shall be:

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(i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Class G Common Stock and dividends or distributions of shares of Class G Common Stock to holders thereof and other reclassifications of Class G Common Stock;

(ii) decreased by (A) the number of Retained Interest Shares issued or sold by the Corporation, (B) the number of Retained Interest Shares issued upon conversion or exercise of Convertible Securities which are not attributed to the Consumers Gas Group, (C) the number of Retained Interest Shares issued by the Corporation as a dividend or distribution or by reclassification or exchange to holders of CMS Energy Common Stock and (D) the number (rounded, if necessary, to the nearest whole number) equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties of the Corporation which cease to be attributable to the Consumers Gas Group in consideration for a decrease in the Retained Interest Shares divided by the Fair Market Value of one share of Class G Common Stock as of the date such assets or properties cease to be attributable to the Consumers Gas Group; and

(iii) increased by (A) the number of outstanding shares of Class G Common Stock repurchased by the Corporation with assets which are not attributed to the Consumers Gas Group, and (B) the number (rounded, if necessary, to the nearest whole number) equal to the fair value (as determined by the Board of Directors) of assets or properties of the Corporation that are attributed to the Consumers Gas Group in consideration for an increase in the Retained Interest Shares divided by the Fair Market Value of one share of Class G Common Stock as of the date of such attribution.

(7) Determinations by the Board of Directors. Any determinations made in compliance with applicable law by the Board of Directors of the Corporation under any provision in this Article III shall be final and binding on all shareholders of the Corporation.


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